Charis Industries
4733 Windingcreek
Grand Prairie, Texas 75052

EXHIBIT "A"
                                  March 1, 1999


Mr. L. Mychal Jefferson II
Unicorp, Inc.
3730 Kirby, Suite 1200
Houston, Texas 77098

         Re:      Invoices of Charis Industries
                  and Form S-8 Registration Statement

Dear Mr. Jefferson:

         As we discussed, we agree to take shares of the common stock of Unicorp,Inc. in payment of all fees and expenses currently due and owing to Charis Industries, which total $100,000 and which will be registered pursuant to a Form S-8 Registration Statement. It is understood that the stock Charis Industries will receive will be valued at $1.00 per share and, as a result, Charis Industries will receive 100,000 shares. It is further understood that the Form S-8 Registration Statement will be filed immediately and that the shares of the stock will be issued immediately upon the effectiveness of the Registration Statement, and all other applicable laws and regulations.

Very truly yours,

/s/ C. Duane Roberts, President
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Charis Industries